701-7 Koehler Avenue, Suite 7 - Ronkonkoma, NY 11779 (631) 981-9700 - www.lakeland.com

Lakeland Industries, Inc. Reports Third Quarter Fiscal Year 2012 Financial Results

RONKONKOMA, NY – December 7, 2011 — Lakeland Industries, Inc. (NASDAQ: LAKE) today announced financial results for its third quarter and first nine months of fiscal year 2012 ended October 31, 2011.

Financial Results Highlights and Recent Company Developments

•	3QF12 revenues increased from prior year at most major international operations: Brazil, Canada, UK/Europe, Chile/Argentina, Russia/Kazakhstan
•	International revenues set 3Q record at $12.0 million, up 26.3% from prior year
•	Revenues from outside the US were 49% of total in 3QF12 as compared with 37% for 3QF11
•	Reported results driven by growth from higher margin international sales would have been even stronger without impact of foreign exchange rates
•	Foreign currency charge in Brazil in 3QF12 of $0.05 per share due to strength in US dollar (Brazil currency has not been hedged due to cost considerations)
•	US operations gaining traction
▪	Sales of all Lakeland branded product lines (excluding disposables which historically have been DuPont-related) to US customers increased quarter-over-quarter
▪	Sales of low margin disposable products from DuPont decline significantly with licensing agreement phase-out nearly complete
•	Gross margin as a percentage of revenues increased to 30% in 3QF12 from 28% in 3QF11
•	Unprofitable India glove manufacturing subsidiary to be sold or shut down
▪	Reclassified as discontinued operation
▪	Financial results restated for prior periods
▪	Recorded pre-tax loss on disposal of $880,694 for write-downs and other expenses
•	Expense reduction initiatives at under performing businesses to be completed in 4QFY12/1QFY13
•	Lakeland brand strengthened globally with investments in sales force and marketing campaigns
•	Continued capital investments in Brazil and Mexico expands lower cost international manufacturing capacity

Fiscal 2012 Third Quarter Financial Results

Net Sales. Net sales from continuing operations decreased $1.0 million, or 3.6%, to $24.7 million for the third quarter ended October 31, 2011, from $25.7 million for the third quarter ended October 31, 2010. Although foreign sales increased by $2.6 million, this growth was offset by a decrease of $3.6 million in domestic sales. External sales from China were slightly lower than the year ago period. This is due in large part to a decline in direct container shipments to the US given the high stock levels remaining at larger customers in the US after replenishments following the Gulf of Mexico oil spill. Domestic sales in China and to the Asia Pacific Rim remain strong. UK sales increased by $0.3 million, or 22.6%. Chile and Argentina sales increased by 58%. In the US, domestic sales of disposables decreased by $4.1 million, but chemical suit sales were flat, wovens decreased by $0.4 million, reflective sales increased by $0.3 million, and glove sales increased by $0.5 million.  Canada sales increased $0.1 million Sales in Brazil increased by $0.5 million, an increase of 56.8%.

Gross Profit. Gross profit from continuing operations increased $0.2 million, or 3.2%, to $7.4 million for the three months ended October 31, 2011, from $7.2 million for the three months ended October 31, 2010. Gross profit as a percentage of net sales increased to 30% for the three months ended October 31, 2011, from 28% for the three months ended October 31, 2010. Major factors driving the changes in gross margins were:

•
Disposables gross margin decreased by $1.4 million this year compared with last year. This decrease was mainly due to lower volume and lower margins in Q3 this year resulting from the sale in the current year of finished goods purchased from DuPont at a much lower margin than in the prior year

•	Brazil’s gross margin was 44.9% this year compared with 41.7% last year. This increase was largely due to the sales mix
•	Chemical division gross margin increased six percentage points resulting from sales mix
•	Canada gross margin increased 1.4 percentage points due to volume and favorable exchange rates
•	UK gross margin increased by 12.7 percentage points over the prior year due to more favorable market conditions and higher volume
•	Reflective division margin increased by 20.6 percentage points due to higher volume and sales mix
•	Chile and Argentina gross margin increased by approximately 10 percentage points due to higher volume and sales mix

Operating Expenses. Operating expenses from continuing operations increased $0.9 million, or 14.4%, to $7.2 million for the three months ended October 31, 2011, from $6.3 million for the three months ended October 31, 2010.  As a percentage of sales, operating expenses increased to 29.0% for the three months ended October 31, 2011 from 24.5% for the three months ended October 31, 2010.  Changes in operating expenses in the three months ended October 31, 2011 as compared to the three months ended October 31, 2010 was comprised of:

•	$(0.2) million decrease in freight out shipping costs, due to lower volume.
•	$0.1 million in increased operating costs in China were the result of the increase in direct international sales made by China, now allocated to SG&A costs, previously allocated to cost of goods sold.
•	$0.1 million in increased expenses for trade shows over Q3 last year.

•
$0.3 million increase in administrative and office payroll, mainly resulting from Brazil as follows:  a promotion to the national sales manager, who was converted to salary and off commission, several sales hires and a government mandated 6.8% increase for staff salaries, and a new contract for the President of the Brazilian operation.

•
$0.6 million increase in currency fluctuation loss resulting from a $0.4 million charge this year mainly resulting from Brazil where we do not hedge, compared to a gain of $0.2 million in the previous year.

Operating Profit. Operating profit from continuing operations decreased to $0.2 million for the three months ended October 31, 2011, from $0.9 million for the three months ended October 31, 2010. Operating margins were 0.9% for the three months ended October 31, 2011, compared to 3.5% for the three months ended October 31, 2010. Operating profit was impacted by a drop in intersegment sales and indirect container shipments to the USA from China.

Interest Expenses.  Interest expenses increased by $0.1 million for the three months ended October 31, 2011, as compared to the three months ended October 31, 2010, due to higher borrowing levels outstanding, including the new term loans and higher rates.

Income Tax Expense.  Income tax expenses consist of federal, state and foreign income taxes.  Income tax expenses from continuing operations decreased $0.2 million to $(0.1) million for the three months ended October 31, 2011, from $0.1 million for the three months ended October 31, 2010.  The Company’s effective tax rates were not meaningful for Q3 FY12 and 17.0% for the three months ended October 31, 2010. The effective tax rate for Q3FY12 was due to near breakeven taxable income and goodwill write-offs in Brazil.

Net Income from Continuing Operations.  Net income from continuing operations decreased $553,000 to $146,000 for the three months ended October 31, 2011, from a profit of $699,000 for the three months ended October 31, 2010. The decrease in net income from continuing operations primarily resulted from higher operating expenses for the Company’s continued international expansion, foreign exchange losses in Brazil, and lower sales and margins for disposables products in the US.

Basic and diluted earnings per share (EPS) from continuing operations was $0.03 for the third quarter of fiscal 2012, as compared with basic and diluted earnings per share of $0.13 in the same period of the prior fiscal year.  There were 5,225,020 and 5,356,835 shares outstanding on a basic and fully diluted basis, respectively, for the third quarter ended October 31, 2011, as compared with 5,440,520 and 5,546,389 in the prior year.  The reduction in shares outstanding reflects open market purchases by the Company of its common stock under a share repurchase program that extended into its fiscal 2012 first quarter.  The full impact to reported EPS has been realized in the second quarter of fiscal year 2012 due to calculations made using weighted averages of outstanding shares.

Fiscal 2012 Nine Month Financial Results

Net Sales. Net sales from continuing operations increased $1.5 million, or 2.0%, to $76.2 million for the nine months ended October 31, 2011, from $74.7 million for the nine months ended October 31, 2010. The net increase was due to an increase of $6.3 million in foreign sales and a decrease of $4.8 million in domestic sales. External sales from China decreased by $1.1 million, reflecting lower direct container shipments into the US, offset by sales to the new Australian distributor and domestic sales in China. Canadian sales increased by $0.5 million, or 10.2%, UK sales increased by $1.1 million, or 31.5%, Chile sales increased by $0.4 million, or 43.4%, and Argentina sales increased by $.2 million or 34%.  In the US, domestic sales of disposables decreased by $7.7 million, chemical suit sales increased by $0.3 million, wovens decreased by $1.1 million, reflective sales increased by $1.1 million or 37.4%, and glove sales increased by $0.3 million. Sales in Brazil were up by $4.0 million or 44.5%.

Gross Profit. Gross profit from continuing operations increased $1.4 million, or 6.4%, to $23.5 million for the nine months ended October 31, 2011, from $22.0 million for the nine months ended October 31, 2010. Gross profit as a percentage of net sales increased to 30.8% for the nine months ended October 31, 2011 from 29.5% for the nine months ended October 31, 2010. Major factors driving the changes in gross margins were:

•
Disposables gross margin decreased by 4.2 percentage points this year compared with last year due to lower volume and the sales in the current year of finished goods purchased from DuPont at a much lower margin than in the prior year when Lakeland manufactured these items in-house

•	Brazil’s gross margin was 42.3% this year compared with 45.9% last year. This decrease was largely due to a high volume larger bid contract in the previous year
•	Chemical division gross margin increased 1.5 percentage points resulting from higher volume and more favorable conditions and mix in Q3F12
•	Canada gross margin increased 3.4 percentage points due to higher volume and favorable exchange rates
•	Reflective division margin increased by 11.0 percentage points due to higher volume and sales mix
•	Argentina and Chile gross margins increased due to higher volume and sales mix

Operating Expenses. Operating expenses from continuing operations increased $1.0 million, or 4.8%, to $20.6 million for the nine months ended October 31, 2011, from $19.6 million for the nine months ended October 31, 2010.  As a percentage of sales, operating expenses increased to 27% for the nine months ended October 31, 2011, from 26.3% for the nine months ended October 31, 2010.  The $1.0 million increase in operating expenses in the nine months ended October 31, 2011 as compared to the nine months ended October 31, 2010 was comprised of:

•	$(0.3) million in decreased sales commissions resulting from restructured rates.
•
$(0.2) million decrease in freight out shipping costs due to higher volume offset by prior year stock-out conditions and the need for multiple shipments to fulfill one order as stock arrived late from DuPont.

•	$(0.2) million decrease in professional and consulting fees, resulting from international tax planning in the prior year and the terminations in Brazil in the prior year.
•	$(0.2) million reduction in bank charges and payroll preparation fees, resulting from reduced acceptance of credit card payment from customers and new payroll provider.

•	$(0.1) million decrease in equity compensation, resulting from the 2009 restricted stock plan treated at the baseline performance level and the resulting cumulative charge in the previous year.
•	$0.1 million increase in miscellaneous expenses.
•	$0.1 million increase in bad debt expense, resulting from on large account in Chile.
•	$0.2 million increase in sales salaries, resulting from increased sales personnel in Argentina, China and the US wovens division.
•	$0.2 million in increased trade show expenses.
•	$0.2 million in increased officer salaries, mainly resulting from a new national sales manager and other changes.
•	$0.2 million increased rent expense mainly as a result of a new leased facility in the UK.
•	$0.2 million in increased R & D expenses, resulting from worldwide product development.
•
$0.4 million increase in administrative payroll, mainly resulting from Brazil as follows:  a promotion to the national sales manager, who was converted to salary and off commission, several sales hires and a government mandated 6.8% increase for staff salaries, and a new contract for the President of the Brazilian operation. .

•	$0.4 million increase in foreign exchange costs, resulting from unhedged losses against the Brazilian Real compared with a gain in the prior year.

Operating Profit. Operating profit from continuing operations increased $0.5 million to $2.9 million for the nine months ended October 31, 2011, from $2.4 million for the nine months ended October 31, 2010.  Operating margins were 3.8% for the nine months ended October 31, 2011, compared to 3.2% for the nine months ended October 31, 2010.

Interest Expenses.  Interest expenses increased by $0.2 million for the nine months ended October 31, 2011, as compared to the nine months ended October 31, 2010, due to higher borrowing levels outstanding and higher rates.

Income Tax Expense.  Income tax expenses consist of federal, state and foreign income taxes. Income tax expenses were $0.4 million for the nine months ended October 31, 2011, and $0.5 million for the nine months ended October 31, 2010.  The effective tax rates were 16.4% for this year and not meaningful for the nine months ended October 31, 2010. The effective tax rate for the current year was affected by tax benefits in Brazil resulting from government incentives and goodwill amortization. The effective tax rate for nine months FY11 was impacted by goodwill write-offs in Brazil and the $1.6 million charge for VAT tax expense in Brazil with no tax benefit recorded.

Net Income (Loss) from Continuing Operations.  Net income from continuing operations increased $1.9 million to $2.1 million for the nine months ended October 31, 2011, from $0.2 million for the nine months ended October 31, 2010. The increase in net income from continuing operations primarily resulted from the $1.6 million charge for VAT tax expense in Brazil in the prior year. The improved profitability before VAT tax expense reflects the increase in gross margins overall, partially offset by Brazil and other foreign exchange losses incurred this year.

Net Income (Loss).  Net Income increased $1.3 million to $1.2 million for the nine months ended October 31, 2011, from a loss of $0.1 million for the nine months ended October 31, 2010. This is mainly due to the $1.6 million charge in Brazil for VAT taxes in the prior year and the $0.9 million loss on disposal of Indian operations in the current year.

Basic and diluted earnings per share (EPS) from continuing operations was $0.40 and $0.39, respectively, for the first nine months of fiscal 2012, as compared with a basic and diluted EPS of $0.03 in the same period of the prior fiscal year. There were 5,224,371 and 5,348,172 shares outstanding on a basic and fully diluted basis, respectfully, for the fiscal nine months ended October 31, 2011, as compared with 5,440,520 and 5,513,939 in the prior year.  The reduction in shares outstanding reflects open market purchases by the Company of its common stock under a share repurchase program that extended into its fiscal 2012 first quarter.

Management’s Comments

Commenting on the financial results, Lakeland Industries President and Chief Executive Officer Christopher J. Ryan said, “We are pleased to report significant progress for our international expansion.  Our international diversification initiatives are part of our overall strategy focused on building a global platform to deliver long term profitable growth.  Important steps were taken both in our home market and abroad to bring us closer to realizing the potential of our global platform.

“Lakeland’s international operations continue to increase on an aggregates basis as well as on a percentage of total sales.  Despite a $0.9 million decline in direct shipments to our US distributor customers, we still reported the highest level of international revenues for the third quarter of fiscal 2012 at $12.0 million.  International sales as a percentage of consolidated revenues in the third quarter reached a record level of 49%.

“We see vast opportunities for Lakeland around the world and have continued to invest to build out our platform.  In the past quarter alone, we made capital investments of $2.9 million to expand our manufacturing and support facilities in Brazil and Mexico.  The investments being made in our international manufacturing and sales and marketing activities provide the potential for significant operating leverage and margin expansion.

“A more challenging endeavor has been our nitrile glove manufacturing operation in India.  As nitrile gloves have increasingly become a commodity item, with resulting intense price competition and low margins, we have determined that making them ourselves is not a strategic use of our resources.  Nitrile gloves will continue to be an integral part of our product line, but we will source them for essentially the same cost from a private label manufacturer who has much greater scale than we could achieve.

“Meanwhile, by taking this action, we eliminate what had been a significant operating loss, and after sale of the facility, can redeploy the capital to operations that afford better opportunities for product differentiation and higher margins.

“Therefore, we have reclassified the business as a discontinued operation and, among the more likely options, intend to sell the business or close it by the end of FY12.  Furthermore, we recorded a pre-tax loss on disposal of $880,694 for write-downs and other expenses relating to the ultimate elimination of this business.  However, we will continue to maintain and grow a sales and marketing presence for our full range of products in India, where we see significant long-term upside as India’s economy continues to develop at a rapid pace, sourcing products from our global manufacturing facilities.

“From the manufacturing capacity available at our operations in China, Brazil, Mexico and the US, we estimate that we can accommodate an increase in global sales by 20%-50%, depending on sales mix.  We have been investing in product development, sales force expansion and marketing initiatives.  These actions position Lakeland at the forefront of the industry as the low cost and highest quality supplier with one of the largest portfolio of products for our segments in the world.  Our brand building and manufacturing capabilities will not only contribute to our ability to become a leading provider of safety garments and accessories for the industrial protective clothing market in foreign markets, but are also being leveraged for the transformation of our US operations.

“Less than three months ago, DuPont severed what had been a 29 and 17 year licensing relationship with us for the Tyvek and Tychem brands in the US.  We experienced a decline in these two DuPont-related product revenues of $4.1 million in the third quarter of this year from the same period of last year.  Because DuPont had in recent years squeezed our margins with continually higher Tyvek and Tychem fabric costs, the impact of losing this business on the bottom line is considerably less than on the top line, but is nonetheless a meaningful reduction at the present time.

“We are aggressively approaching the US market with an expanded product line – as the DuPont licensing agreement did not permit us to effectively market our own disposable products.  With our new sales management in the US, we are pleased to report increases in our non-disposable product lines in our home market where we did not have a conflict with DuPont, including garment lines such as reflectives and wovens.  We’re doubling our sales and support personnel in the field, increasing research and development for new products, upgrading our systems, and streamlining our operations.  We want our customers to realize that we are the go-to supplier of protective clothing, and perform better than our competitors in all aspects of the business.

“We have been successful in our new approach.  As an increasingly recognized leader in service, in recent months two of our largest customers in the US named us #1 in service and support out of all of their thousands of suppliers.  We are now in a position where we can very effectively support multinational companies through a combination of regional sourcing or warehousing, together with localized market knowledge and logistics.  This includes the expertise for any given geography to devise sourcing programs from our mix of factory locations that most cost-effectively account for tariffs, shipping costs, standards and other local as well as international requirements.  Focused on profitable growth, we believe we are well positioned to become the worldwide market leader over the next five years.”

Financial Results Conference Call

Lakeland will host a conference call today at 4:30 PM (Eastern) on December 7, 2011 to discuss the Company’s third quarter fiscal year 2012 financial results. The conference call will be hosted by Christopher J. Ryan, Lakeland’s President and CEO.  Investors can listen to the call by dialing 877-856-1960 (Domestic) or 719-325-4853 (International), Pass Code 4976582. For a replay of this call, dial 888-203-1112 (Domestic) or 719-457-0820 (International), Pass Code 4976582.

About Lakeland Industries, Inc.:
Lakeland Industries, Inc. (NASDAQ: LAKE) manufactures and sells a comprehensive line of safety garments and accessories for the industrial protective clothing market.  The Company’s products are sold by a direct sales force and through independent sales representatives to a network of over 1,200 safety and mill supply distributors.  These distributors in turn supply end user industrial customers such as chemical/petrochemical, automobile, steel, glass, construction, smelting, janitorial, pharmaceutical, and high technology electronics manufacturers, as well as hospitals and laboratories.  In addition, Lakeland supplies federal, state, and local government agencies, fire and police departments, airport crash rescue units, the Department of Defense, the Centers for Disease Control and Prevention, and may other federal and state agencies.  For more information concerning Lakeland, please visit the Company online at www.lakeland.com.

Contacts:
Lakeland Industries	Darrow Associates
631-981-9700	631-367-1866
Christopher Ryan, CJRyan@lakeland.com	Jordan Darrow, jdarrow@darrowir.com
Gary Pokrassa, GAPokrassa@lakeland.com

# # #

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:  Forward-looking statements involve risks, uncertainties and assumptions as described from time to time in Press Releases and 8-K(s), registration statements, annual reports and other periodic reports and filings filed with the Securities and Exchange Commission or made by management.  All statements, other than statements of historical facts, which address Lakeland’s expectations of sources or uses for capital or which express the Company’s expectation for the future with respect to financial performance or operating strategies can be identified as forward-looking statements.  As a result, there can be no assurance that Lakeland’s future results will not be materially different from those described herein as “believed,” “projected,” “planned,” “intended,” “anticipated,” “estimated” or “expected,” which words reflect the current view of the Company with respect to future events.  We caution readers that these forward-looking statements speak only as of the date hereof.  The Company hereby expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Company’s expectations or any change in events conditions or circumstances on which such statement is based.

LAKELAND INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
Three months and Nine months ended October 31, 2011 and 2010
(In thousands, except share and per share data

	Three Months Ended		Nine Months Ended
	October 31,		October 31,
	2011	2010	2011	2010

Net Sales	$24,744	$25,681	$76,162	$74,694
Cost of goods sold	17,331	18,495	52,689	52,650
Gross profit	7,413	7,186	23,473	22,044
Operating expenses	7,184	6,281	20,594	19,642
Operating profit	229	905	2,879	2,402
VAT tax charge-Brazil	——	——	——	(1,583)
Interest and other income, net	(12)	15	53	50
Interest expense	(162)	(77)	(425)	(256)
Income from continuing operations before income taxes	55	843	2,507	613
Provision (benefit) for income taxes	(91)	144	411	453
Income from continuing operations	146	699	2,096	160
Discontinued operations:
Loss from operations of discontinued India glove manufacturing facility (including loss on disposal of $880,694 in 2011)	(1,129)	(79)	(1,445)	(444)
Income tax benefit	(406)	(29)	(520)	(159)
Loss on discontinued operations	(723)	(50)	(925)	(285)
Net income (loss)	$(577)	$649	$1,171	(125)
Earnings (loss) per share-Basic
Income from continuing operations	$0.03	$0.13	$0.40	$0.03
Discontinued operations	$(0.13)	$(0.01)	$(0.18)	$(0.05)
Net income (loss)	$(0.11)	$0.12	$0.22	$(0.02)
Earnings (loss per share-Diluted
Income from continuing operations	$0.03	$0.13	$0.39	$0.03
Discontinued operations	$(0.13)	$(0.01)	$(0.17)	$(0.05)
Net income (loss)	$(0.11)	$0.12	$0.22	$(0.02)
Weighted average common shares outstanding:
Basic	5,225,020	5,440,520	5,224,371	5,440,396
Diluted	5,356,835	5,546,389	5,348,172	5,513,939
Numbers may not add due to rounding

LAKELAND INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands except share data)

	October 31, 2011 (Unaudited)	January 31, 2011
Current assets:
Cash and cash equivalents	$5,947	$5,953
Accounts receivable, net	15,243	14,377
Inventories, net	47,313	45,295
Deferred income taxes	2,262	2,297
Assets of discontinued operations in India	2,981	3,670
Prepaid income and VAT tax	1,225	1,814
Other current assets	1,832	2,319
Total current assets	76,803	75,725

Property and equipment, net	13,588	11,096
Intangibles and other assets, net	8,740	8,257
Goodwill	6,259	6,298
Total assets	$105,390	$101,376
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,390	$6,474
Accrued compensation and benefits	1,935	1,412
Other accrued expenses	730	2,698
Liabilities of discontinued operations in India	366	34
Current maturity of long term debt	1,456	100
Total current liabilities	9,877	10,718
Borrowing under revolving credit facility	12,706	11,486
Construction loan payable, net of current maturity	4,484	1,592
Other liabilities	102	103
VAT taxes payable long-term	3,312	3,310
Total liabilities	30,481	27,209

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par; authorized 1,500,000 shares (none issued)	—	—
Common Stock, $0.01 par; authorized 10,000,000 shares, issued, 5,581,678 and 5,568,744; outstanding, 5,225,237 and 5,254,303 at October 31, 2011 and January 31, 2011, respectively	56	56
Treasury stock, at cost, 356,441 shares at October 31, 2011 and 314,441 shares at January 31, 2011	(3,352)	(3,013)
Additional paid-in capital	50,729	50,280
Retained earnings	27,364	26,193
Other comprehensive income	112	651
Total stockholders’ equity	74,909	74,167
Total liabilities and stockholders’ equity	$105,390	$101,376